Exhibit (99)

Media Contact:
Christy Phillips 704.383.8178

Investor Contacts:
Alice Lehman 704.374.4139
Ellen Taylor 704.383.1381

Press Release Tuesday, August 22, 2006
WACHOVIA CORPORATION INCREASES QUARTERLY DIVIDEND 10% TO 56 CENTS PER SHARE

CHARLOTTE, N.C. – Wachovia Corporation’s (NYSE:WB) board of directors today approved a 10 percent increase in the company’s regular quarterly cash dividend to 56 cents per common share, up from the current 51 cents per share. The new common stock dividend is payable on September 15, 2006, to shareholders of record as of the close of business on August 31, 2006.

“Today’s announcement reflects our board’s confidence in Wachovia’s performance and prospects for consistently growing earnings as we expand our company in fast-growing markets,” said Ken Thompson, chairman and chief executive officer of Wachovia. “This increase is consistent with our stated guideline for dividend payout and our commitment to share the company’s success with shareholders.”

Wachovia Corporation (NYSE:WB) is one of the nation’s largest diversified financial services companies, providing 13.4 million household and business relationships with a broad range of banking, asset management, wealth management and corporate and investment banking products and services. Wachovia has retail and commercial banking operations in 16 states with 3,109 offices from Connecticut to Florida and west to Texas and California. Two core businesses operate under the Wachovia Securities brand name: retail brokerage in 49 states and in Latin America, and corporate and investment banking in selected industries nationwide. Globally, Wachovia serves clients through more than 40 international offices. Online banking is available at wachovia.com; online brokerage products and services at wachoviasec.com, and investment products and services at evergreeninvestments.com. Wachovia had assets of $553.6 billion, market capitalization of $86.0 billion and stockholders’ equity of $48.9 billion at June 30, 2006.

The proposed merger with Golden West Financial Corporation (NYSE: GDW), parent of World Savings Bank, is expected to close in the fourth quarter of 2006, pending shareholder and regulatory approval. With this proposed merger, Wachovia would strengthen its position in California, Texas, Florida, New Jersey and New York, and enter attractive metropolitan areas in five additional states: Arizona, Colorado, Illinois, Kansas and Nevada. The combined company would serve banking customers through 3,400 offices in 21 states and Washington, D.C. In addition, Wachovia would gain mortgage lending operations under the World Savings Bank name in 39 states.

Additional Information

The proposed merger between Wachovia and Golden West will be submitted to Wachovia’s and Golden West’s shareholders for their consideration. Shareholders are urged to read the definitive joint proxy statement/prospectus regarding the proposed merger and any other relevant documents filed with the SEC because they contain important information. You will be able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about Wachovia and Golden West, at the SEC’s website (http://www.sec.gov). You will also be able to obtain these documents, free of charge, at Wachovia’s website (http://www.wachovia.com) under the tab “Inside Wachovia – Investor Relations” and then under the heading “Financial Reports - SEC Filings”. Copies of the joint proxy statement/prospectus and the SEC filings incorporated by reference in the joint proxy statement/prospectus can also be obtained, free of charge, by directing a request to Wachovia Corporation, Investor Relations, One Wachovia Center, 301 South College Street, Charlotte, NC 28288-0206, (704)-374-6782; or to Golden West, Investor Relations Department, 1901 Harrison Street, Oakland, CA 94612, (510)-445-3420.

###